Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Variable Insurance Products Fund II of our report dated February 11, 2025, relating to the financial statements and financial highlights of VIP International Capital Appreciation Portfolio, which appears in Variable Insurance Products Fund II’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 14, 2025